Press Release	FOR FURTHER INFORMATION: Sean T. Smith Senior Vice President Chief Financial Officer (203)775-9000 ssmith@photronics.com

PHOTRONICS REPORTS FOURTH QUARTER
AND FISCAL YEAR 2011 RESULTS

  Quarterly sales of $122.2 million; exceeds revised guidance of $120 - $122 million

  Quarterly EPS of $0.14; within initial guidance of $0.14 - $0.18 per diluted share

  Quarterly net income increases 14% YOY to $9.3 million

  Full year sales increase 20% to record $512 million

  2011 Non-GAAP net income increases 146% to $52.1 million, or 10% of revenue

  2011 Non-GAAP diluted EPS grows to $0.80 from $0.38 in 2010

  Working capital increases $123 million in 2011 to $209 million

  Net cash increases by $23 million to $32 million in 2011

     BROOKFIELD, Connecticut December 6, 2011 -- Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for the fourth quarter and fiscal year ended October 30, 2011.

     “2011 was an excellent year for Photronics as we achieved record sales in both semiconductor and flat panel photomasks,” commented Constantine ("Deno") Macricostas, Photronics' Chairman and CEO. “Our 20% year-over-year sales growth demonstrates that our high-end strategy and strong customer collaborations are yielding solid market share gains. We also delivered non-GAAP earnings of $0.80 per share as a result of the strong leverage in our business model. For the fourth quarter, earnings of $0.14 per diluted share were in line with our initial guidance due to strong cost management. We achieved this even though sales were softer than expected across all segments as a result of overall industry trends.”

     “To continue our strong bottom-line performance we are vigilant in maintaining our lean cost structure,” continued Macricostas. “Yesterday, we announced the streamlining of our operating infrastructure in Asia by consolidating the manufacture of semiconductor photomasks in Singapore into other Photronics facilities including Korea and Taiwan. We will continue to implement operating infrastructure efficiencies that benefit both our customers and our margins.”

     “Our leading-edge capabilities are now driving the business forward,” added Macricostas. “Though weakness in the global semiconductor and flat panel markets may continue in the short term, we believe that demand at the leading edge is in our favor for future growth and share gains.”

     Sales for the fourth quarter were $122.2 million, an increase of 11% compared with $110.0 million for the fourth quarter of fiscal year 2010. Sales of semiconductor photomasks were $96.5 million, or 79% of revenues, during the fourth quarter of fiscal 2011, and sales of flat panel display (FPD) photomasks were $25.7 million, or 21% of revenues. GAAP net income attributable to Photronics, Inc. for the fourth quarter of fiscal 2011 was $9.3 million, or $0.14 earnings per diluted share, compared with GAAP net income attributable to Photronics, Inc. of $8.1 million, or $0.14 earnings per diluted share, for the fourth quarter of fiscal 2010.

     Sales for the 2011 fiscal year increased 20% to $512.0 million compared with $425.6 million for the 2010 fiscal year. Sales of semiconductor photomasks were $391.2 million, or 76% of revenues for the 2011 fiscal year, and sales of FPD photomasks were $120.8 million, or 24% of revenues. GAAP net income attributable to Photronics, Inc. for the 2011 fiscal year was $16.2 million, or $0.28 earnings per diluted share, which includes an extinguishment of debt loss of $35.3 million, compared with the prior year net income of $23.9 million, or $0.43 earnings per diluted share. Non-GAAP net income attributable to Photronics, Inc. for the 2011 fiscal year, excluding the extinguishment debt loss and the impact of warrants, was $52.1 million, or $0.80 earnings per diluted share, compared with non-GAAP net income attributable to Photronics, Inc. for the 2010 fiscal year of $21.2 million, or $0.38 earnings per diluted share.

     The section below entitled "Non-GAAP Financial Measures" provides a definition and information about the use of non-GAAP financial measures in this press release, and the attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

Non-GAAP Financial Measures

     Non-GAAP net income attributable to Photronics, Inc. and non-GAAP earnings per share are “non-GAAP financial measures,” as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Photronics, Inc. believes that non-GAAP net income attributable to Photronics, Inc. and non-GAAP earnings per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.’s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.’s projected earnings and performance with its historical results of prior periods. These non-GAAP metrics, in particular non-GAAP net income attributable to Photronics, Inc.and non-GAAP earnings per share are not intended to represent funds available for Photronics, Inc.’s discretionary use and are not intended to represent, or be used as a substitute for, operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the consolidated statements of operations and must be considered in performing a comprehensive assessment of overall financial performance. Non-GAAP financial information is adjusted for the following items:

  Loss on extinguishment of debt is excluded because it is not a part of ongoing operations.

  Consolidation and restructuring credits in fiscal 2010 are excluded because they are not a part of ongoing operations.

  Impact of warrants is excluded because it does not affect cash earnings.

  Deferred financing fees written-off in fiscal 2010 are excluded because they are not a part of ongoing operations.

     The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

     A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, December 7, 2011. The call can be accessed by logging onto Photronics' web site at www.photronics.com. The live dial-in number is 408-774-4601. The call will be archived for instant replay access until the Company reports its fiscal 2012 first quarter results.

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Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

21-2011

PLAB – E